EXHIBIT 99

FOR IMMEDIATE RELEASE
CONTACT: Roberta Wong (415) 399-8220
roberta.wong@bankofthewest.com
March 29, 2006

BancWest Corporation To Discontinue

Voluntary SEC Reporting
(San Francisco, CA, March 29, 2006) BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, announced that effective with today’s filing of the BancWest 2005 10-K report, the corporation will discontinue filing financial statements with the Securities and Exchange Commission.
BancWest became a wholly owned subsidiary of BNP Paribas in December, 2001, when BNP Paribas acquired all of the outstanding shares of BancWest common stock. BancWest continued as a voluntary reporter with the SEC, based upon outstanding trust preferred securities. Those securities were redeemed in full in December, 2005.
“Since BancWest has no outstanding public securities, our Board has determined to discontinue filing public reports with the Securities and Exchange Commission,” said BancWest Chief Executive Officer Don J. McGrath. “While this will reduce the visibility of BancWest, our principal subsidiaries Bank of the West and First Hawaiian Bank will continue to announce operating results, and file regular financial reports with Bank regulatory agencies.”
About BancWest:

BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of more than $66 billion. It is a wholly owned subsidiary of BNP Paribas (www.bnpparibas.com), an international financial services group. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (www.bankofthewest.com) with 681 branch banking locations in California, Arizona, Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Nebraska, New Mexico, Nevada, North Dakota, Oklahoma, Oregon, South Dakota, Utah, Washington State, Wisconsin and Wyoming; and First Hawaiian Bank www.fhb.com with 61 branches in Hawaii, Guam and Saipan.
# # #